FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-06

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI)
Subject: Fwd:*** NEW ISSUE CMBS: WFCM 2015-LC20 *PRICING DETAILS*

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-LC20 - PUBLIC NEW ISSUE
**PRICING DETAILS** $711.4 MM FIXED-RATE CMBS OFFERING

LEAD MANAGER & SOLE BOOKRUNNER: WELLS FARGO SECURITIES
CO-MANAGERS: CREDIT SUISSE, DEUSTCHE BANK SECURITIES

OFFERED CERTIFICATES - PUBLIC
CLASS	DBRS/MDY/MSTAR	SIZE($MM)	C/E	WAL	SPRD	CPN	YLD	$PRICE
A-1	AAA(sf)/Aaa(sf)/AAA	30.186	30.000%	2.76	40	1.471	1.4534	99.9977
A-2	AAA(sf)/Aaa(sf)/AAA	83.309	30.000%	4.95	51	2.678	2.0262	102.9977
A-3	AAA(sf)/Aaa(sf)/AAA	43.133	30.000%	6.96	85	3.086	2.6086	102.9971
A-4	AAA(sf)/Aaa(sf)/AAA	155.000	30.000%	9.78	85	2.925	2.8109	100.9930
A-5	AAA(sf)/Aaa(sf)/AAA	215.903	30.000%	9.94	87	3.184	2.8394	102.9955
A-SB	AAA(sf)/Aaa(sf)/AAA	53.206	30.000%	7.41	73	2.978	2.5281	102.9952
A-S	AAA(sf)/Aa1(sf)/AAA	27.999	26.625%	9.96	115	3.467	3.1203	102.9947
B	AA(low)(sf)/Aa3(sf)/AA-	50.815	20.500%	9.96	140	3.719	3.3703	102.9928
C	A(low)(sf)/NR/A-	51.851	14.250%	9.96	210	4.056	4.0703	99.9931
PEX	A(low)(sf)/NR/A-	130.665	14.250%	9.96

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	DBRS/MDY/MSTAR	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
D	BBB(low)(sf)/NR/BBB-	44.593	8.875%	9.96	60.6%	11.0%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE: $829,624,317
NUMBER OF LOANS: 68
NUMBER OF PROPERTIES: 122
WA CUT-OFF LTV: 66.5%
WA BALLOON LTV: 58.9%
WA U/W NCF DSCR: 1.63x
WA U/W NOI DEBT YIELD: 10.0%
WA MORTGAGE RATE: 4.396%
TOP TEN LOANS %: 45.9%
WA TERM TO MATURITY (MOS): 112
WA AMORTIZATION TERM (MOS): 353
WA SEASONING (MOS): 1

LOAN SELLERS: LCF (34.5%), WFB (32.9%), SPREF (32.6%)

TOP 5 PROPERTY TYPES: RETAIL (26.1%), OFFICE (25.4%),
HOSPITALITY (19.3%), MULTIFAMILY (10.2%),
INDUSTRIAL (8.4%)

TOP 5 STATES: NY (16.3%), CA (14.0%), TX (8.2%),
FL (6.8%), CO (6.6%)

MASTER SERVICER: WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER: RIALTO CAPITAL ADVISORS, LLC
SUBORDINATE CLASS REP: RREF II CMBS AIV, LP or another affiliate of
RIALTO CAPITAL ADVISORS, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1, ATTACHED
PRELIMINARY FWP: THUR, 3/19
PRESALE REPORTS: WED, 3/18 - THURS, 3/19
ANTICIPATED PRICING: TODAY
ANTICIPATED SETTLEMENT: MARCH 31, 2015

ROADSHOW
NEW YORK 1x1's: WED, 3/18
HARTFORD, BREAKFAST: THURS, 3/19 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON, LUNCH: THURS, 3/19 @ 12:00PM ET, THE LANGHAM
MINNEAPOLIS, BREAKFAST: THURS, 3/19 @ 7:30AM CT, GRAND HOTEL MINNEAPOLIS
CONFERENCE CALLS: UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM REVIEW CODE: HOLDINGS48 (not case-sensitive) DIRECT LINK: http: http://www.netroadshow.com/nrs/wp/default.html?show=72E05c

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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